Exhibit 99.1

April 8, 2015

Dear Shareholders:

The Board of Directors of Wilson Bank Holding Company would like to share our first quarter of 2015 results with you. The assets of your bank, as of March 31, 2015, were $1.925 billion representing an increase of $52 million or 3% since December 31, 2014.

Net earnings for the first quarter of 2015 were $5.616 million, representing a $1.4 million, or 34% increase over the first quarter of 2014. We continue to see great opportunities for our 26 locations and great improvements in our local economy.

We opened our Cookeville Office on January 29, 2015 at a temporary location at 701 East Spring Street. There has been a very strong response to our presence there. We have purchased two lots at 302 South Jefferson and a ground breaking was held for a 5,000 square foot facility to be completed in January 2016.

We are continuing to prioritize new technology and products. We have seen tremendous growth in our Money Desk Top, Mobile Check Deposit, Connect, On-Line Account Opening and Kasasa and we are nearing completion of electronic signature on documents. Our management team remains focused on keeping your bank on the cutting edge.

The latest price at which the Company’s common stock has been sold was $48.35 per share as of March 31, 2015. The demand for our stock remains strong and the return on equity for the first quarter was 10.97%.

The Annual Stockholder’s Meeting will be Monday, April 13, 2015 at 7:00 P.M. at the Main Office in Lebanon. Also, be sure to mark your calendar for the Annual Stockholder Picnic on Tuesday, May 12, 2015 at 6:00 P.M. at the Main Office. We deeply thank you for your investment and support.

Sincerely yours,

/s/ Randall Clemons Randall Clemons President/CEO Wilson Bank Holding Company	/s/ John B. Freeman John B. Freeman Chairman Wilson Bank Holding Company